Exhibit 99.1

701-7 Koehler Avenue, - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

FOR IMMEDIATE RELEASE

Lakeland Industries Closes $25 Million Bank Revolver with Wachovia

RONKONKOMA, NY – July 11, 2005 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that it has closed on a $25 Million Secured Revolving Line of Credit for a term of five years with Wachovia Bank, N.A.  The new Revolving Line of Credit provides Lakeland reduced annual fees, a lower interest rate, and greater flexibility than the previous Line of Credit. In addition, subject to certain constraints, the new Revolving Line of Credit allows for advances for “permitted acquisitions” of up to $8 million or $15 million in the aggregate without bank approval if Lakeland remains in compliance with all provisions.  In connection with the new Line of Credit, Lakeland will move its primary banking arrangements to Wachovia.

“This new Line of Credit gives us greater resources and greater flexibility which aligns closely with our growth strategies”, said Christopher J. Ryan, CEO of Lakeland. “Wachovia’s extensive experience as a lender and their banking systems will be great assets for our business”, Mr. Ryan added.

“At Wachovia, we are committed to working closely with our clients to understand their business so that we can develop customized financial solutions,” said Joe Pollicino, Wachovia’s Commercial Banking Director for New York City and Long Island. “We are excited to partner with Lakeland Industries, and to help this company achieve their strategic growth objectives today and for years to come.”

About Wachovia Corporation:
Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers, with retail operations from Connecticut to Florida and west to Texas, and retail brokerage operations nationwide. Wachovia had assets of $506.8 billion, market capitalization of $80.3 billion and stockholders’ equity of $46.5 billion at March 31, 2005. Its four core businesses, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, serve 13 million household and business relationships primarily through 3,277 offices in 15 states and Washington, D.C. Its full-service retail brokerage firm, Wachovia Securities, LLC, also serves clients through 693 offices in 49 states and five Latin American countries. Our Corporate and Investment Bank serves clients primarily in 10 key industry sectors nationwide. Global services are offered through 33 international offices. Online banking and brokerage products and services also are available through www.wachovia.com.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of safety garments and accessories for the industrial protective clothing market. Our products are sold by our in-house sales force and independent sales representatives to a network of over 800 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, we supply federal, state and local governmental agencies and departments such as fire and police departments, airport crash rescue units, the Department of Defense, Central Intelligence Agency, Federal Bureau of Investigation, U.S. Secret Service and the Centers for Disease Control. In fiscal 2005, we had net sales of $95.3 million and earnings per share of $1.12 (as adjusted for the 10% stock split effective April, 2005). For the first quarter of fiscal 2006, we had sales of $25.7 million, net income of $1.7 million and $.34 per share. Some key metrics for the first quarter of fiscal 2006 include annualized ROI of 12.13%, ROA of 11.03%, and ROE of 12.39% and EBITDA as a percent of sales of 10.74%.

For more information concerning Lakeland, please visit us at: www.lakeland.com

Contact: Lakeland Industries Wachovia	Chris Ryan, (631) 981-9700, chrisr@lakeland-ind.com Gary Pokrassa, (631) 981-9700, garyp@lakeland-ind.com Mike Gallen, (610) 775-0505, Christine Shaw, (212) 909-0948, Christine.L.Shaw@wachovia.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected”, “planned”, “intended”, “anticipated,” “estimated”or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.